Exhibit 10.7

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 14, 2018 (the “Effective Date”) is by and between WINTRUST BANK, an Illinois state chartered bank (together with its successors and assigns, “Bank”), and MOBIVITY, INC., a Nevada corporation (“Borrower”).

RECITALS:

A.Borrower has requested that Bank provide Borrower with a single term loan; and

B.Bank is willing to make such term loan to Borrower upon the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loan made to or for the benefit of Borrower by Bank, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations made in connection with this Agreement shall be made following GAAP applied on a consistent basis.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1Term Loan.

(a)Term Loan.  On the terms and subject to the conditions of this Agreement, Bank agrees to extend to Borrower in one advance a single term loan on the Effective Date, in an aggregate principal amount equal to One Million and No/100 Dollars ($1,000,000.00) (the “Term Loan”).  Any amount of the Term Loan borrowed and repaid or prepaid under this Agreement may not be reborrowed.

(b)Borrowing.  On the Effective Date, Bank shall make the proceeds of the Term Loan available to Borrower by wire transfer of such proceeds, in accordance with instructions provided to (and acceptable to) Bank by Borrower.

(c)Term Loan Note.  The Term Loan shall be evidenced by a promissory note (as amended, restated, supplemented or otherwise modified from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, the “Term Loan Note”), duly executed and delivered by Borrower, in form and substance reasonably satisfactory to Bank, with appropriate insertions, dated the Effective Date, payable by Borrower to the order of Bank in the principal amount equal to the Term Loan.

(d)Repayment.  On each Payment Date beginning with December 1, 2018 and ending on the Term Loan Maturity Date, Borrower shall make a scheduled payment of all interest accrued hereunder on the Term Loan since the immediately preceding Payment Date (or, in the case of the first interest payment being made by Borrower hereunder on December 1, 2018, since the Effective Date).  On each Payment Date beginning with June 1, 2018 and ending on the Term Loan Maturity Date, Borrower shall make a scheduled principal payment on the Term Loan in the amount of Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($33,333.33) plus accrued and unpaid interest thereon, as such amounts may be adjusted to give effect to any prepayment of the Term

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Loan in accordance with the terms of this Agreement.  Any remaining unpaid balance (including any and all principal and interest accrued thereon) of the Term Loan shall be payable in cash on the Term Loan Maturity Date.

(e)Voluntary Prepayment.  Borrower may at any time and from time to time prepay the outstanding principal amounts outstanding under the Term Loan (in whole or in part); provided that any such prepayment shall be accompanied by the payment of all accrued and unpaid interest on such amount so prepaid.  Such prepayment of principal shall be applied to the scheduled payments of the outstanding principal balance of the Term Loan at such time in the inverse order of maturity.

2.2Acceleration.  Unless sooner paid in full in accordance with Section 2.1.1(d) hereof, the then outstanding balance of the Term Loan (together with all accrued interest thereon) shall become immediately due and payable upon the earliest to occur of the (x) Term Loan Maturity Date; (y) acceleration of the Obligations pursuant to Section 9.1 hereof; and (z) termination of this Agreement in accordance with its terms.

2.3Interest; Default Rate; Loan Account.

(a)Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding of the Term Loan shall accrue interest at a floating per annum rate equal to the Applicable Rate, which interest shall be payable monthly in accordance with Section 2.1.(d) above and Section 2.3(f) below.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percent (3.00%) above the Applicable Rate (the “Default Rate”), which Default Rate may be deemed to commence as of the date of the occurrence of any Event of Default at Bank’s sole discretion, unless Bank otherwise elects from time to time in its sole discretion to impose a lesser increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate at any time applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.  Each determination by Bank of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(d)Computation; 360-Day Year.  In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)Debit of Accounts.  Bank may debit any of Borrower’s Deposit Accounts maintained with Bank (other than Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees) for principal and interest payments or any other amounts Borrower owes Bank when due or declared due in accordance with the terms hereof.  These debits shall not constitute a set-off.

(f)Interest Payment Date.  Unless otherwise provided herein, interest is payable monthly in arrears on the Payment Date.

(g)Borrower’s Loan Account.  Bank shall maintain a loan account (the “Loan Account”) on its books for Borrower in which shall be recorded (i) the Term Loan made on the Effective Date by Bank to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on the Term Loan, and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.  All entries in the Loan Account shall be made in accordance with Bank’s customary accounting practices as in effect from time to time.  Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account (absent manifest error) and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.  Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect

Borrower’s obligations under this Agreement or under the Term Loan Note to repay the outstanding principal amount further evidenced thereby together with all interest accruing thereon.

(h)Statements.  The Term Loan, and all other debits and credits provided for in this Agreement, shall be evidenced by Borrower’s Loan Account.  Until such time as Bank shall have rendered to Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on Bank’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing Bank by Borrower.  From time to time Bank shall render to Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees.  Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower.

2.4Fees.  Borrower shall pay to Bank:

(a)[Intentionally Omitted];

(b)[Intentionally Omitted]; and

(c)Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation, negotiation and revision of, or amendments to, this Agreement (and the other Loan Documents) and the closing of the transaction contemplated hereby) incurred through and after the Effective Date, when due.

2.5Yield Protection.  If, after the date of this Agreement, any Change in Law: (a) subjects Bank to any tax, duty, charge or withholding on or from payments due from Borrower (excluding franchise taxes and taxation of the net income or receipts of Bank), or changes the basis of taxation (excluding with respect to franchise taxes and taxation of the net income or receipts of Bank) of payments to Bank in respect of its Credit Extensions or other amounts due it hereunder; or (b) imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or (c) imposes any other condition the result of which is to increase the cost to Bank of making, funding or maintaining advances or reduces any amount receivable by Bank in connection with advances, or requires Bank to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by Bank; or (d) affects the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Credit Extensions hereunder, then, within five (5) Business Days of receipt of written demand as provided below in this Section, Borrower agrees to pay Bank that portion of such increased expense incurred (including any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account Bank’s policies as to capital adequacy) or reduction in an amount received which Bank reasonably determines is attributable to making, funding and maintaining any Credit Extension.  Bank shall deliver a written statement to Borrower as to the amount due, if any, under this Section that shall set forth in reasonable detail the calculations upon which Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of demonstrable error.

2.6Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in United States Dollars, without setoff or counterclaim, before 3:00 p.m. Central time on the date when due at Bank’s office at 231 South LaSalle Street, 3rd Floor, Chicago, Illinois 60603, or at such other place as Bank directs in writing from time to time, or, in Bank’s sole and absolute discretion, by appropriate debits to any Deposit Account of Borrower (other than Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees) maintained with Bank.  Payments of principal and/or interest received after 3:00 p.m. Central time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.  Borrower hereby irrevocably authorizes and instructs Bank to direct debit any of Borrower’s operating accounts or other Deposit Accounts (other than Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees) with Bank for all principal, interest and other amounts owing under this Agreement without any advance notice required to be furnished to Borrower by Bank (and any other amounts that are permitted to be set off by Bank in accordance with the terms hereof), due hereunder with respect to the Term Loan and the other Obligations.  Bank will reflect any such debits in the monthly statements furnished to Borrower in the ordinary course.  All payments by Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority.

2.7Limitation on Charges.  It being the intent of the parties that the rate of interest and all other charges to Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which Bank may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of Bank either be credited to the principal amount of the Obligations or refunded to Borrower (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Bank for any damages arising out of the payment or collection of any such excess interest.

2.8Mandatory Prepayments.  Upon receipt by Borrower of the proceeds of any asset sale or disposition outside its normal course of business, Borrower shall make a prepayment of the then outstanding principal amount of the Term Loan in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such asset sale or disposition.  Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent Borrower reinvests the Net Cash Proceeds of such disposition, or a material portion thereof, in assets of a kind then used or usable in the business of Borrower and in which Bank has a first priority perfected Lien, within thirty (30) days after the date of such disposition or enters into a binding commitment thereof within such period and subsequently makes such reinvestment within ninety (90) days of Borrower entering into such binding commitment, provided until such date of reinvestment, either a fully executed Control Agreement shall be delivered to Bank with respect to such Net Cash Proceeds or such Net Cash Proceeds shall be deposited into a Deposit Account over which Bank has a first priority perfected Lien.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Credit Extension.  Bank’s obligation to make the Credit Extension and fund the Term Loan is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)the representations and warranties in this Agreement and the other Loan Documents shall be true, correct, and complete on the Funding Date of the Credit Extension, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension;

(b)in Bank’s reasonable discretion, there has not been any Material Adverse Change;

(c)duly executed original signatures of Borrower (and any other applicable Person) to this Agreement, the Term Loan Note and all other Loan Documents (not otherwise specifically identified below in this Section);

(d)Borrower’s Operating Documents (certified by a Responsible Officer) and a long form good standing certificate of Borrower certified by the Secretary of State of the State of Nevada as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)certificates of good standing and foreign qualification of Borrower (for the States of Nevada and Illinois), certified by the applicable Secretary of State as of a date no earlier than thirty (30) days prior to the Effective Date;

(f)a notice of borrowing and disbursement request duly signed by Borrower;

(g)one or more subordination agreements in form and substance reasonably satisfactory to Bank with respect to all Subordinated Debt existing as of the Effective Date, if any;

(h)certified copies, dated as of a recent date, of UCC tax, lien, judgment, bankruptcy and pending suit searches, in all jurisdictions as Bank shall reasonably request, and Lien searches on Borrower from the U.S. Patent and Trademark Office and U.S. Copyright Office, in each case accompanied by written evidence

(including any UCC termination statements) that the Liens indicated in any such UCC search results either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, including any payoff letter required in connection therewith;

(i)the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(j)evidence satisfactory to Bank that the insurance policies required by Section 6.5 are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses (together with endorsements in favor of Bank);

(k)certified copy of resolutions of Borrower’s Board and, if applicable, shareholders regarding this Agreement, the other Loan Documents, the Belly Purchase Agreement and the transactions contemplated hereby and thereby;

(l)UCC financing statement naming Borrower as debtor and Bank as secured party in each jurisdiction reasonably required by Bank;

(m)payment of the fees and Bank Expenses then due as specified in Section 2.4;

(n)the Belly Purchase shall have been consummated (or shall be consummated substantially simultaneously with Bank’s funding of the Term Loan) in accordance with the terms of the Belly Purchase Documents and in compliance with applicable law, and Bank shall have received true, complete and correct certified copies of the Belly Purchase Agreement and all other Belly Purchase Documents.  The representations and warranties in the Belly Purchase Documents of Borrower and, to the knowledge of Borrower, each other Person party thereto shall be true and correct (except to the extent such representations and warranties expressly refer to a specific date, in which case they shall be true and correct as of such date);

(o)Bank shall have received from Borrower, at the written direction of Belly, or shall receive substantially simultaneously, out of the consideration payable in the Belly Purchase, Three Million Dollars ($3,000,000) in immediately available funds and without deduction or offset of any kind, which funds shall have been applied to reduce the outstanding balance in Belly’s loan account with Bank (Account No. [_______]); and

(p)such other documents, schedules and certificates as Bank may reasonably request.

In addition, Bank shall be satisfied with the results of all of its legal, tax and regulatory due diligence on Borrower and its Affiliates.

3.2Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations when due or declared due pursuant hereto, a continuing security interest in, and pledges and collaterally assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into one or more Treasury Management Agreements with Bank.  Regardless of the terms of any Treasury Management Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).

Bank’s Lien in the Collateral shall continue until (i) the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are paid and satisfied in cash in full, and (ii) the Bank’s commitment to extend any Credit Extensions as provided hereunder is terminated.  Upon such termination and from time to time reasonably thereafter, Bank will, at Borrower’s sole cost and expense, execute and deliver such documents as reasonably requested by Borrower solely to evidence the termination and release of its security interest in the Collateral.  In the event (a) all Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement), except for Treasury Management Services, are satisfied in cash in full, and (b) this Agreement is terminated (other than provisions herein that survive any such termination), Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Treasury Management Services, if any.

4.2Preservation of Collateral and Perfection of Security Interests Therein.  Borrower agrees that it shall execute and deliver to Bank, concurrently with the execution of this Agreement, and at any time or times hereafter at the reasonable request of Bank instruments and documents as Bank may reasonably request, in a form reasonably satisfactory to Bank, to perfect and keep perfected the Bank’s Lien in the Collateral or to otherwise protect and preserve the Collateral and Bank’s Liens therein (including, without limitation, if and as applicable, financing statements, and Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by Bank).  Bank is authorized to file such financing statements as Bank reasonably deems necessary.  Borrower shall make appropriate entries upon its financial statements disclosing Bank’s first position priority Lien in the Collateral (subject only to Permitted Liens).

4.3Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein to Bank is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien under this Agreement, if any).  If Borrower shall acquire a Commercial Tort Claim (as defined in the Code), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.4Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file UCC financing statements (and UCC amendment and continuation statements), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements shall describe the Collateral as is set forth on Exhibit A attached hereto.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank until payment in full in cash of all outstanding Obligations and this Agreement no longer remains in effect, as follows:

5.1Due Organization, Authorization; Power and Authority; Enforceability.  (a) Borrower is a corporation in good standing and duly existing under the laws of the State of Nevada and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or ownership of property requires that they be qualified except where the failure to do so would not reasonably be expected to have or cause a Material Adverse Effect.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”).  Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof.  Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate.  The Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none.  The Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office).  Except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction.  All other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date in writing to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.  As of the Effective Date, Borrower has no Subsidiaries.  On the Effective Date, the capitalization of Borrower is as set forth on Schedule 5.1 attached hereto.

(b)  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized and are within Borrower’s corporate powers, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected which would reasonably be expected to result in material liability to Borrower, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a Material Adverse Effect.

(c)  This Agreement and all of the other Loan Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

5.2Collateral.  (a)  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Deposit Accounts other than the Deposit Accounts maintained with Bank or the Deposit Accounts described in the Perfection Certificate delivered to Bank in connection herewith.  The Accounts are bona fide, existing obligations of the Account Debtors.  The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or subject to a landlord agreement or bailee agreement as required pursuant to Section 6.14 or Section 7.2, as applicable.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  All Inventory is of good and marketable quality, free from defects, in all material respects.

(b)  Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive licenses granted to its customers in the ordinary course of business, (ii) over-the-counter software that is commercially available to the public, and (iii) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  No part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made to Borrower in writing that any part of the Intellectual Property material to Borrower’s business violates the rights of any third party (whether for infringement or otherwise) except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.  Except as noted on the Perfection Certificate, to Borrower’s knowledge Borrower is not a party to, nor is it bound by, any Restricted License.

5.3Accounts Receivable.  For all Accounts, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be.  Following the occurrence and during the continuation of an Event of Default, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Account.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor.  To Borrower’s knowledge, all (i) signatures and endorsements from third parties on all documents, instruments, and agreements relating to Accounts are genuine, and (ii) all such documents, instruments and agreements are legally enforceable in accordance with their terms against such third parties.

5.4Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).  There is no litigation and are no actions, claims, suits or proceedings pending or, to Borrower’s knowledge, threatened that would prevent or seek to prevent consummation of the financing arrangements contemplated pursuant to this Agreement or the other Loan Documents.

5.5Financial Statements; Financial Condition.  All financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s financial condition and Borrower’s results of operations.  There has not been any material deterioration in Borrower’s financial condition since the date of the most recent financial statements submitted to Bank by Borrower.

5.6Solvency.  To Borrower’s knowledge, the fair salable value of Borrower’s enterprise exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules (including, without limitation, Environmental Laws), the violation of which would reasonably be expected to have a Material Adverse Effect.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, to the extent the failure to do so would reasonably be expected to cause a Material Adverse Effect.

5.8Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities of any Person except for Permitted Investments.

5.9Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which would reasonably be expected to result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10PATRIOT Act; FCPA; Absence of Enemy Status.  Borrower is not identified in any OFAC List.  Borrower and each of its Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Credit Extension will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended.  Borrower is not in violation of, nor will the use of any Credit Extension violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

5.11[Intentionally Omitted].

5.12Full Disclosure.  No representation, warranty or other statement of Borrower in any certificate or statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such certificates and statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13Environmental Matters.  Borrower has complied with Environmental Laws regarding transfer, construction on and operation of its business and property, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, Borrower has not received any written information request, notice of potential responsibility, notice of violation or deficiency, order, complaint, investigation, letters or other communication, to Borrower or any officer thereof, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other Person, public or private, concerning any intentional or unintentional act or omission which involves an actual or alleged violation of Environmental Law.

5.14ERISA Matters.  Borrower maintains no employee pension plan, retirement plan or similar plan to which Title IV of ERISA applies.

5.15Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge of the Responsible Officers after reasonable investigation.

6AFFIRMATIVE COVENANTS

Borrower covenants that, until payment in full in cash of all outstanding Obligations and this Agreement no longer remains in effect, it shall:

6.1Government Compliance.  Maintain its and all its Subsidiaries’ corporate or limited liability company (as applicable) legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject (including, without limitation, Environmental Laws and ERISA), noncompliance with which would have a Material Adverse Effect.

6.2Financial Statements, Reports, Certificates.  Deliver to Bank (all reports and financial statements shall be in form and substance reasonably satisfactory to Bank):

(a)[Intentionally Omitted].

(b)[Intentionally Omitted].

(c)Quarterly Financial Statements.  As soon as available, but no later than forty five (45) days after the last day of each fiscal quarter of Borrower, a company prepared consolidated balance sheet and income statement and statement of cash flows covering Borrower’s consolidated operations for such fiscal quarter certified by a Responsible Officer and in form and scope acceptable to Bank (the “Quarterly Financial Statements”);

(d)Quarterly Compliance Certificate.  Within forty five (45) days after the last day of each fiscal quarter of Borrower and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations of EBITDA and, if applicable, showing compliance with the financial covenant set forth in this Agreement and such other information as Bank shall reasonably request, substantially in the form attached hereto as Exhibit B;

(e)Annual Audited Financial Statements.  As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion (and in form and scope reasonably acceptable to Bank);

(f)Certain Other Statements/Notices.  Within five (5) days of delivery, copies of all statements, reports and notices sent or made available to all of Borrower’s security holders or to all of the holders of Subordinated Debt;

(g)SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Parent with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to Parent’s shareholders.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such documents, or provides a link thereto, on Parent’s website on the Internet at Parent’s website address;

(h)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(i)Annual Budget; Other Board-Approved Projections.  An annual budget approved by Borrower’s Board as soon as available but not later than thirty (30) days prior to the start of each fiscal year of Borrower in a form reasonably acceptable to Bank;

(j)Company Registration.  If Parent or Borrower proposes to register any of its securities under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder) in connection with the public offering of such securities solely for cash, the Borrower shall, at such time, promptly give Bank notice of such registration;

(k)Notice of Material Adverse Change or Default.  (a) Promptly (but in no event later than within two (2) days of a Responsible Officer learning of the occurrence of any of the following) provide Bank with written notice thereof which describes the same and the steps being taken by Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default, or (ii) any Material Adverse Change;

(l)Affiliate Transactions.  Upon Bank’s request from time to time, a reasonably detailed description of each transaction valued in excess of Twenty-Five Thousand Dollars ($25,000) between Borrower and any of its Affiliates during the time period reasonably requested by Bank, which shall include, without limitation, the amount of money either paid or received, as applicable, by Borrower in such transactions;

(m)Tax Returns.  If applicable and promptly upon Bank’s request, when actually filed, copies of the annual federal and state income tax returns of Borrower for the immediately preceding year or any extension request for the filing thereof and, if requested by Bank, copies of all reports filed with any federal, state or local Governmental Authority;

(n)Ownership.  As soon as available (but in no event later than within forty-five (45) days of any such change), a new Schedule 5.1 identifying in reasonable detail any material change to the ownership or capitalization of Borrower;

(o)Commercial Tort Claims. If Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code) with an amount in controversy that exceeds Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate, Borrower shall promptly (and in any event within five (5) days) notify Bank of same in a writing signed by Borrower (describing such claim in reasonable detail) and grant to Bank in such writing (at the sole cost and expense of Borrower) a continuing, first-priority security interest therein and in the proceeds thereof (subject only to Permitted Liens), with such writing to be in form and substance satisfactory to Bank in its reasonable determination; and

(p)Other Information.  Such other information, reports, sales projections, budgets and operating plans reasonably requested by Bank (which all must be in form and scope reasonably acceptable to Bank).

6.3Equipment; Returns.  Use commercially reasonable efforts to keep all Equipment in good and marketable condition (ordinary wear and tear and casualty damage, and as permitted by Section 7.1 hereof, excepted), free from material defects.

6.4Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5Insurance.  Keep its business and the Collateral insured for risks and in amounts customary for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

UNLESS BORROWER PROVIDES BANK WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, BANK MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE REASONABLY NECESSARY TO PROTECT BANK’S INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS OF BORROWER IN THE COLLATERAL.  THE COVERAGE PURCHASED BY BANK MAY NOT PAY ANY CLAIMS THAT BANK MAKES OR ANY CLAIM THAT IS MADE AGAINST BANK IN CONNECTION WITH THE COLLATERAL.  BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY BANK, BUT ONLY AFTER PROVIDING BANK WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF BANK PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT BANK MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

6.6[Intentionally Omitted].

6.7Financial Covenant.  Maintain at all times, calculated on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)Minimum Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio not less than the amount indicated for such period of determination as identified on the following chart:

Period of Determination	Minimum Fixed Charge Coverage Ratio for Such Period
The three (3) month period ending June 30, 2019	1.20 to 1.00
The six (6) month period ending September 30, 2019	1.20 to 1.00
The nine (9) month period ending December 31, 2019	1.20 to 1.00
The twelve (12) month period ending March 31, 2019, and as of the last day of each fiscal quarter thereafter on a trailing twelve (12) month basis	1.20 to 1.00

6.8Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property to the extent Borrower determines that such protection, defense and/or maintenance is in its best interests, (ii) promptly advise Bank in writing of material infringements of its Intellectual Property of which Borrower becomes aware, and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)Use commercially reasonable efforts to provide written notice to Bank five (5) Business Days prior to entering into or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Subject to the terms of Exhibit A attached hereto, Borrower shall use commercially reasonable efforts to take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9Litigation Cooperation.  Without limitation of Section 6.10, from the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10Access to Collateral; Books and Records.

(a)Allow Bank, or its agents or designees, at reasonable times, on reasonable prior notice (provided no notice of any kind is required if an Event of Default has occurred and is continuing), to visit Borrower’s place of business (or any other place where the Collateral is kept or located), inspect the Collateral, conduct a field audit, collateral audit and analysis of Borrower’s Accounts, Inventory and make such other verification concerning the Collateral as Bank may consider reasonable under the circumstances, and inspect, examine, audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing (and then as frequently as requested by Bank.

(b)Borrower agrees to and shall pay on demand of Bank all reasonable costs, expenses and fees incurred by Bank in connection with this Section 6.10, and all such amounts shall (x) accrue interest payable to Bank at the Default Rate from two (2) Business Days after Bank’s demand thereof until paid in full in cash, (y) be added to the Obligations, and (z) be secured by the Collateral.

6.11Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely to pay a portion of the consideration payable under the Belly Purchase Agreement in connection with the Belly Purchase and not for personal, family, household, agricultural or other purposes.

6.12Meetings.  Borrower shall use commercially reasonable efforts to make its senior management available to meet with (and cooperate in good faith with) Bank upon its reasonable request from time to time at Borrower’s principle place of business or as otherwise mutually agreed in order to evaluate structure relevancy and review financial performance, financial covenant(s) and other material changes to the business and operations of Borrower.

6.13Post-Closing Delivery of Landlord Waiver.  Borrower shall deliver, in form and substance satisfactory to Bank, within ninety (90) days of the Effective Date, a landlord’s waiver for Borrower’s leased location at 55 N. Arizona Place, # 310, Chandler, AZ 85225 in favor of Bank by the landlord thereof, together with the duly executed original signatures thereto (together with a copy of the applicable real estate lease, as amended).

6.14Further Assurances.  Promptly execute any further instruments or documents and take such further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to otherwise more fully effect the purposes of this Agreement and the other Loan Documents.

7NEGATIVE COVENANTS

Borrower shall not, until payment in full in cash of all outstanding Obligations and this Agreement no longer remains in effect, do any of the following without Bank’s prior written consent:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business, assets or property, except for Transfers: (a) of Inventory in the ordinary course of business; (b) of Equipment which is worn-out, obsolete or no longer used or useful in the ordinary course of business; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) involving assets valued at less than One Hundred Thousand Dollars ($100,000) in the applicable transaction.

7.2Changes in Business, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any material business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) take any action to liquidate, wind up or dissolve or otherwise cease to conduct business in the ordinary course consistent with Borrower’s past practice; (c)  enter into any transaction or series of related transactions in which the equity holders of Borrower who were not equity holders immediately prior to the first such transaction own more than forty-nine and nine-tenths of one percent (49.9%) of the voting equity interests of Borrower immediately after giving effect to such transaction or related series of such transactions; (d) change its fiscal year; or (e) form or establish any Subsidiary except to the extent Borrower has provided at least fifteen (15) days’ prior notice to Bank of the creation of any such Subsidiary; provided, however, that Borrower and such Subsidiary shall promptly execute and deliver all joinders, amendments, consents, promissory notes, and such other agreements, documents, certificates and instruments reasonably requested by Bank to cause such Subsidiary to become a Borrower, or guarantor of the Obligations, hereunder.

Borrower shall not, without at least thirty (30) days’ prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If any office or business location, including any warehouse, that contains assets or property of Borrower valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000), and Bank and the applicable landlord are not already parties to a landlord agreement governing both the Collateral and the location to which Borrower intends to store such Collateral, then Borrower will use commercially reasonable efforts to cause such landlord to execute and deliver a landlord agreement in form and substance satisfactory to Bank in its reasonable discretion.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or equity interests, assets or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary (as long as such Subsidiary is bound to the terms hereof as a Borrower) or into Borrower.

7.4Indebtedness.  (a) Create, incur, assume, guaranty, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or (b) prepay any Indebtedness or take any actions that impose on Borrower an obligation to prepay any Indebtedness except Indebtedness due or owing to Bank or in accordance with any applicable subordination agreement.

7.5Encumbrance.  Create, incur, allow, assume or suffer any Lien on any of its assets or property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 and the definition of “Permitted Liens” herein.  Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

7.6[Intentionally Omitted].

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment on account of, or redeem, retire or purchase, any capital equity interests (other than (i) distributions or dividends consisting solely of Borrower’s capital equity interests that do not violate Section 7.2 hereof), and/or (ii), so long as no Event of Default has then occurred and is continuing or shall result therefrom, redemptions under founder, restricted equity and/or incentive equity documents that have been approved by the Borrower’s board of directors so long as the redemption price is no higher than the lower of cost and fair market value); or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10Negative Pledge on Intellectual Property.  Notwithstanding anything to the contrary contained herein, create, incur, allow, assume or suffer any Lien on, or sell, transfer or assign, any of its Intellectual Property (other than, if at any time applicable, in favor of Bank or in connection with an applicable license in accordance with Borrower’s ordinary course of business).

7.11Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; cause or permit to occur an unfunded pension fund obligation and liability with respect to a plan subject to Title IV of ERISA to the extent such unfunded pension fund obligation and liability would reasonably be expected to result in taxes, penalties and other liability to Borrower or any ERISA Affiliate of Borrower which, in the aggregate, would have or would reasonably be likely to have a Material Adverse Effect; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other foreign, federal, state or local law, rule or regulation, if the violation would reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.12Belly Purchase Documents.  Without the prior written consent of Bank (a) enter into or consent to any modification or alteration of the Belly Purchase Agreement or any other Belly Purchase Document or otherwise amend, modify, cancel or supplement in any respect any provisions of any Bell Purchase Documents in any way adverse to the interests of Bank under the Loan Documents or (b) fail to comply with its obligations and liabilities under the Belly Purchase Documents in any material respect.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest with respect to any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Day of its due date (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)  Borrower fails or neglects to perform any obligation in Sections 2.2, 6.2, 6.4, 6.5, 6.7, or 6.11, or violates any covenant in Section 7; or

(b)  Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default twenty (20) days after the earlier of (x) receipt of written notice or the occurrence thereof or (y) Borrower’s knowledge of the occurrence thereof (but no Credit Extensions shall be made during such cure period).  For clarification, cure periods provided under this subsection shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change.  A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any assets or funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within sixty (60) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any such sixty (60) day cure period; or

(b) (i) any portion of Borrower’s assets with an aggregate value in excess of Two Hundred Fifty Thousand Dollars ($250,000) is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower commences an Insolvency Proceeding; or (c) an Insolvency Proceeding is commenced against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any uncured default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any default by Borrower, the result of which would have a Material Adverse Effect;

8.7Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged, satisfied or paid in full or execution thereof stayed or bonded pending appeal, or such judgments are not discharged, satisfied or paid in full prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later that is incorrect in any material respect when made: (i) in this Agreement or any Loan Document; or (ii) in any writing (which expressly includes email) delivered to Bank in connection with this Agreement or any Loan Document or to induce Bank to enter this Agreement or any Loan Document, or the administration of the Term Loan and the other transactions contemplated hereby, to the extent the applicable representation, warranty or statement would reasonably be expected to have influenced any material decision made by Bank;

8.9Loan Documents.  Any material breach of, noncompliance with or default under any other Loan Document shall occur by Borrower, after expiration of any applicable notice or cure period provided therein, if any;

8.10Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.11Injunctive Order.  Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs for a continuous period in excess of fourteen (14) calendar days; or

8.12Invalidity of Lien or Guaranty.  Any Lien securing the Obligations or any guaranty of the Obligations hereunder shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens) on account of actions taken or failed to be taken by Borrower; this Agreement or any of the other Loan Documents to which Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective, or cease to be the legally valid, binding and enforceable obligations of Borrower; or Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

9BANK’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following, all of which are authorized by Borrower:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)cease advancing money or extending credit to or for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)[Intentionally Omitted];

(d)[Intentionally Omitted];

(e)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)sell, assign, or lease any or all of the Collateral, and ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any Deposit Account or other account maintained with Bank (other than Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

In addition to all such rights and remedies provided herein, the sale, assignment, lease or other disposition of the Collateral, or any part thereof, by Bank after and during the continuance of an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations of Borrower then owing.  Any sales of such Collateral may be adjourned from time to time with or without notice.  Bank may, in its reasonable discretion, cause the Collateral granted by Borrower to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition of such Collateral.  Bank shall have the right upon the occurrence and during the continuance of an Event of Default to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as Bank may see fit.

Upon the occurrence and during the continuance of any Event of Default, Bank shall have the right to enter upon the premises of Borrower where the Collateral granted by Borrower is located without any obligation to pay rent to Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of Bank or any agent of Bank, for such time as Bank may desire, in order to effectively collect, sell, assign, lease, transfer or liquidate such Collateral.  Upon the occurrence and during the continuance of any Event of Default, Bank shall have the right to obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Bank deems appropriate.  Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right to notify post office authorities to change the address for delivery of Borrower’s mail to an address designated by Bank and to receive, open and process all mail addressed to Borrower.

Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank, with respect to any of the Collateral granted by Borrower, which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 10, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to Borrower of any such action.  The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys’ and paralegal’ fees and expenses incurred by Bank in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations.  Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank’s Liens in the Collateral until the Obligations (other than contingent obligations for which no claims have been asserted) are fully paid in cash.  Borrower agrees that Bank has no obligation to preserve rights to the Collateral against any other Person.  Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower.  Borrower also waives the benefit of all valuation, appraisal and exemption laws.  Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.

9.2Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) have been fully repaid in cash and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  Without limitation of Section 6.5, if Borrower fails to pay any insurance premium or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document for more than five (5) Business Days after Borrower’s receipt of written notice of such failure, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will use reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter; provided, however, the failure to provide any such notice shall not be deemed to be a breach by Bank hereunder.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Event of Default.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices and applicable law regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.  If to Borrower:  Mobivity, Inc., 55 N. Arizona Place, Suite 310, Chandler, Arizona 85225; Attn:  Dennis Becker, CEO; Phone: [________]; Email: [________]; with a copy to:  Greenberg Traurig, LLP; 3161 Michelson Drive, Suite 1000, Irvine, California 92612; Attn:  Daniel K. Donahue, Esq; Phone: (949) 732-6557; Fax: (949) 732-6501; Email: DonahueD@gtlaw.com; and if to Bank:  Wintrust Ventures; 231 South LaSalle Street, 3rd Floor, Chicago, Illinois 60603;  Attn: Bailey E. Moore; Phone: (312) 291-2912; Fax: (888) 330-8969; Email: bmoore@wintrust.com;  with a copy to: Duane Morris LLP, 190 South LaSalle Street, Suite 3700, Chicago, Illinois  60603; Attn:  Brian P. Kerwin, Esq.; Phone: (312) 499-6737; Fax: (312) 499-6701; Email: bpkerwin@duanemorris.com.

11CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF OTHER LAWS.

Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Cook County, Illinois; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mail, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY CONTEMPLATED TRANSACTION HERETO OR THERETO, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS JURY TRIAL WAIVER WITH ITS RESPECTIVE COUNSEL.

12GENERAL PROVISIONS

12.1Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party hereto; provided, however, Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding anything to the contrary set forth herein, for clarification, Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and applicable promissory notes to secure obligations of Bank, including any pledge or assignment to secure obligations to any Federal Reserve Bank (including as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank), and such loan(s) and promissory note(s) shall be fully transferable as provided therein.

12.2Indemnification.  Borrower agrees to and shall defend, protect, pay, indemnify and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, demands, interest, penalties, actions, proceedings, judgments, suits, claims, costs, expenses (including, without limitation, Bank Expenses) and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Persons, including, without limitation, in connection with any investigative, administrative or judicial proceeding, or settlement, whether or not the Indemnified Persons shall be designated by a party thereto, or otherwise), which may be imposed on, paid, suffered or incurred by, or asserted against any Indemnified Person (whether direct, indirect or consequential, and whether based on any federal, state or local laws, rules, regulations or other statutory regulations, including, without limitation, securities and commercial laws, intellectual property laws, ERISA and Environmental Laws, statutes and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or any or all of the other Loan Documents (and any amendment, waiver, renegotiation, restructuring, or consent relating hereto or thereto), or the Collateral or any other assets or property of Borrower, or any act, event or transaction related or attendant hereto or thereto, the making and the management of any Credit Extension or the use or intended use of the proceeds of any or all Credit Extensions; provided, that Borrower shall not have any obligation to any Indemnified Person hereunder for matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnified Person as finally determined by a court of appropriate jurisdiction in a non-appealable judgment (in which such Indemnified Person and Bank have had a reasonable opportunity to be heard).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Persons.  Any such amount identified in this Section incurred by any of the Indemnified Persons shall be paid to the applicable Indemnified Persons on demand, together with interest thereon at the Default Rate from the day after such demand until paid by Borrower, be added to the Obligations and be secured by the Collateral.  The provisions of and undertakings and indemnifications set out in this Section 12.2 shall survive the payment in full of the Obligations (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) and the termination of this Agreement.

12.3Time of Essence; Waiver of Application of Payments; Etc.  Time is of the essence for the performance of all Obligations in this Agreement.  Borrower acknowledges that Bank, in entering into this Agreement and agreeing to make any Credit Extension to Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by Borrower and the information delivered by Borrower to Bank in connection herewith (including, without limitation, all financial information and data).  Notwithstanding any contrary provision contained in this Agreement or in any of the other Loan Document, after the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from Borrower or with respect to any of the Collateral, and Borrower does hereby irrevocably agree that Bank shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Obligations in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

12.4Severability of Provisions.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

12.5Limitation of Bank Liability.  Bank shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower.

12.6Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement regarding the subject matter hereof and supersede prior negotiations or agreements relating hereto.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7Counterparts; Inconsistencies.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.  A signature hereto sent or delivered by facsimile or other electronic transmission (including, without limitation, via .pdf) shall be as legally binding and enforceable as a signed original for all purposes.  To the extent any terms or provisions contained in any other Loan Document are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.

12.8Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been indefeasibly paid in full in cash and satisfied.  Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Treasury Management Agreements.  Sections 2.5, 2.7, 11, 12.2, 12.7, 12.14 and 12.15 shall expressly survive any termination of this Agreement until the applicable statute of limitations shall have run.

12.9Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (so long as such Subsidiaries and Affiliates adhere to the applicable confidentiality obligations set forth herein) (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising rights and remedies under the Loan Documents; (f) to its lawyers, accountants and workout or turnaround consultants; and (g) to any other third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10Right of Set Off.  Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13Construction of Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.14Marshaling; Payments Set Aside.  Bank shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.  If the incurrence or payment of any of the Obligations by Borrower or the transfer to Bank of any property or assets is or should for any reason be subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party or Person under any federal or state bankruptcy law or code, state or federal law, common law or equitable cause or otherwise, including, without limitation, provisions of the federal bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Bank, the Obligations shall automatically be fully revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.15Costs and Expenses.  Borrower agrees to and shall pay on demand any and all of the reasonable out-of-pocket costs and expenses of Bank (including, without limitation, the reasonable fees and out-of-pocket expenses of Bank’s outside counsel and its paralegals; all UCC tax, lien, pending suit, judgment and bankruptcy searches and all UCC filing fees; all corporate/limited liability company search fees; all certified document costs; all financial and legal due diligence expenses; all search, filing and recording fees for any federally or state registered intellectual property (ownership, lien or otherwise); all audit, field exam and appraisal costs and fees; costs and expenses incurred by Bank in connection with pre-approved travel expenses of its associates, due diligence, background checks on members of management of Borrower, and appraisals; and, if applicable, real estate appraisal fees, survey fees, recording and title commitment and insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, delivery and closing of:  (i)  this Agreement, the other Loan Documents and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii)  any and all amendments, modifications, joinders, supplements and waivers executed and delivered pursuant hereto or any Loan Document or in connection herewith or therewith.  Borrower further agrees that Bank, in its reasonable discretion, may setoff or deduct all such unpaid amounts from the aggregate proceeds of any Credit Extension or debit such amounts from the operating accounts of Borrower maintained with Bank.

The out-of-pocket costs and expenses that Bank incurs in any reasonable manner or way with respect to the following shall be part of the Obligations, payable by Borrower on demand if at any time after the date of this Agreement Bank: (i)  employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification, administration or enforcement of this Agreement or any of the other Loan Documents, or with respect to any Collateral or other assets securing any of the Obligations hereunder, (B) to represent Bank in any work-out or any type of restructuring of any of the Obligations, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Bank, Borrower or any other Person) in any way or respect relating to this Agreement, the other Loan Documents, Borrower’s affairs or any Collateral hereunder or other assets pursuant to any of the other Loan Documents, or (C) to enforce any of the rights of Bank with respect to Borrower provided in this Agreement, under any of the other Loan Documents, or otherwise (whether at law or in equity); (ii)  takes any action upon the occurrence or during the continuance of an Event of Default to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any or all of the Collateral hereunder or any collateral under any other Loan Document; and/or (iii) seeks to enforce or enforces any of the rights and remedies of Bank with respect to Borrower.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees include:  reasonable out-of-pocket fees, costs and expenses of outside attorneys, paralegals, accountants, appraisers, valuation specialists, expert witnesses, auctioneers, court reports, management consultants and other consultants; court costs and expenses; court reporter fees, costs and expenses; duplication costs; long distance telephone charges; and courier and telecopier charges.

Borrower further agrees to pay, and to save Bank harmless from all liability for, any stamp, transfer, sales or other taxes which may be payable in connection with or related to the execution or delivery or performance of this Agreement, any or all of the other Loan Documents, the borrowings hereunder, the issuance of the Revolving Credit Note, or of any other instrument, agreement, certificate or document provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that Borrower shall not be liable for Bank’s income tax liabilities.

All of Borrower’s obligations provided for in this Section 12.15 shall be Obligations secured by the Collateral, shall be paid to Bank on demand (together with interest thereon at the Default Rate from the day after such demand until paid by Borrower), and shall survive repayment of any Credit Extension or any termination of this Agreement or any other Loan Document.

In the event Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which Borrower is, under any of the terms hereof or of any of the other Loan Documents, required to pay, or fails to keep the Collateral free from other Liens, except as permitted elsewhere herein, Bank may, in its reasonable discretion upon notice to Borrower, pay or make expenditures for any or all of such purposes, and the amounts so expended shall be paid to Bank on demand (together with interest thereon at the Default Rate from the day after such demand until paid by Borrower), be added to the Obligations and be secured by the Collateral.

12.16Customer Identification - PATRIOT Act Notice.  Bank hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Bank to identify Borrower in accordance with the PATRIOT Act.  In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of any Credit Extension to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended.  Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists.  Borrower shall not knowingly enter into a real estate lease with any party who is listed on the OFAC Lists.  Borrower shall immediately notify Bank if Borrower has knowledge that any equity holder of Borrower is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower shall immediately notify Bank if Borrower knows that any of its Affiliates is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Bank may immediately contact the Office of Foreign Assets Control and any other government agency Bank deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

12.17Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.18Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  Wherever in this Agreement the phrase “reasonable satisfaction”, “reasonably satisfactory”, “reasonably determines”, or “reasonable determination” (or substantially similar phrase) of Bank is used, such phrases shall be interpreted to be from the point of view of a senior secured lender in the exercise of its commercially reasonable judgment.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Rate” means, as of any date of determination, a variable rate per annum equal to the Prime Rate plus one and one-half percent (1.50%).

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are any and all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with litigation, workouts, restructuring, appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower, and any and all audit fees and expenses.

“Belly” means Belly, Inc., a Delaware corporation.

“Belly Purchase” means the purchase by Borrower of substantially all of the assets of Belly’s digital loyalty programs for small and mid-sized business, as more fully described in (and otherwise in accordance with) the Belly Purchase Agreement.

“Belly Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the Effective Date, by and among Mobivity Holdings Corp., a Nevada corporation, Borrower and Belly, Inc., a Delaware corporation.

“Belly Purchase Documents” means any document, agreement or instrument entered into by Borrower in connection with the Belly Purchase Agreement.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed for the conduct of commercial banking business in the State of Illinois.

“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include (a) expenditures for fixed assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance or (b) any portion that is financed through Indebtedness (other than the Obligations).

“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability with respect to capital leases on the face of the balance sheet of the lessee thereunder; provided that, notwithstanding the foregoing or any change in CAAP occurring after the Effective Date, any liabliity that is (or would have been, if then existing) treated as an operating lease under GAAP as of the Effective Date shall not constitute Capitalized Lease Obligations.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money-market funds that constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation, policy, guideline, directive or treaty, (b) any change in any law, rule, regulation, policy, guideline, directive or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 12.2.

“Code” or “UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Illinois, the terms “Code” and/or “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate substantially in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for:  (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account, which control agreement must be in form and substance acceptable to Bank.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the single Term Loan made on the Effective Date and any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Default” means (i) an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default and (ii) an event, circumstance or condition that constitutes and Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“EBITDA” shall mean, without duplication, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense (including, without limitation, any distributions made to Borrower’s shareholders with respect to income tax), in each case as identified by Borrower’s standard accounting practices in accordance with GAAP consistent with past practices.

“Effective Date” is defined in the preamble hereof.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, orders and consent decrees relating to environmental and occupational health and safety matters applicable to Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended; the Safe Drinking Water Act, 41 U.S.C. § 300f et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. § 125 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation hazardous materials regulations.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any corporation, trade or business, which together with Borrower would be treated as a single employer under Section 4001(b)(1) of ERISA.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Fixed Charge Coverage Ratio” means, for any period of determination, (a) Free Cash Flow for such period divided by (b) Fixed Charges for such period, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as applied on a consistent basis.

“Fixed Charges” means, for any period of determination, the sum of the following, without duplication (a) Interest Expense, plus (b) scheduled payments of principal on Indebtedness for borrowed money of Borrower (including the Term Loan), plus (c) scheduled payments of Capitalized Lease Obligations to the extent permitted hereunder, each as paid or payable in cash for such period and all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as applied on a consistent basis.

“Free Cash Flow” means, for any period of determination, EBITDA, plus (a) equity capital injections into Borrower during such period, less (b) Capital Expenditures by Borrower during such period (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capitalized Lease Obligations to the extent permitted hereunder), less (c) cash dividends or distributions by Borrower to its equity holders (including for the payment of taxes) during such period, less (d) income taxes of Borrower paid in cash during such period, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as applied on a consistent basis.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by Borrower (other than Accounts), including, without limitation, corporate, limited liability company or other business records, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of Borrower’s business and granted by any Person, franchises, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of Borrower’s Accounts, any recoveries or amounts received in connection with any litigation or settlement of any litigation, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any other kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any federal, state, local or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is, with respect to any Person, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money (including, without limitation, the principal portion of the Obligations), (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) Capitalized Lease Obligations, (d) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (e) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person (to the extent not cash collateralized), (f) any obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, including earnouts, (g) the principal portion of all obligations of such Person under synthetic leases, (h) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Indebtedness is recourse to such Person, (i) Redeemable Equity Interests, and (j) Contingent Obligations and any other guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person of the type described in clauses (a) through (i) above.  Notwithstanding the foregoing, as used herein, the term “Indebtedness” shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to a Borrower;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any asset or property.

“Loan Account” is defined in Section 2.3(g).

“Loan Document(s)” is, individually or collectively as the context requires, this Agreement, the Term Loan Note, any Control Agreement, any landlord agreement or bailee agreement, the Perfection Certificate, any Treasury Management Agreement, any subordination or intercreditor agreement, any other note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Effect” or “Material Adverse Change” is (a) an impairment in the creation, attachment, perfection or priority of Bank’s first priority Lien in the Collateral or in the value of such Collateral; (b) any material adverse change in, or material adverse effect upon, Borrower’s business, performance, assets, properties or operations; (c) an impairment of the legality, validity or enforceability of this Agreement, the Term Loan Note, any Control Agreement, or any other material Loan Document or the rights and remedies of Bank hereunder or thereunder; (d) a material impairment of the prospect of repayment of any portion of the Obligations; or (e) a determination by Bank, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with the financial covenant in Section 6.7 during the next succeeding financial reporting period.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by Borrower from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less any direct costs and out-of-pocket expenses paid to a Person that are reasonably and actually incurred by Borrower solely in connection therewith.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are any and all of each Borrower’s liabilities, obligations and Indebtedness to Bank or, as applicable, any Affiliate of Bank, of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, fees, costs, expenses, Bank Expenses, and/or indemnification, and obligations of performance, and applicable fees, and all amounts with respect to Treasury Management Services of Borrower), including, without limitation, any interest that, but for the provisions of the United States Bankruptcy Code, if applicable, would have accrued and all interest which accrues during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed in such proceeding), in each case, under and pursuant to this Agreement (whether relating to any Credit Extension or otherwise) or the other Loan Documents to which Borrower is a party, and any refinancings, substitutions, extensions, rearrangements, renewals, replacements and modifications for or of any or all of the foregoing.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders, as such lists may be amended or supplemented from time to time.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” means Mobivity Holdings Corp., a Nevada corporation.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date and identified in reasonable detail on the Perfection Certificate;

(c)Subordinated Debt (if any);

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date and identified in reasonable detail on the Perfection Certificate;

(b)Investments consisting of cash and Cash Equivalents maintained with Bank or, if required by Bank, subject to a Control Agreement in accordance with the terms hereof or otherwise secured by a perfected first priority Lien in favor of Bank (subject only to Permitted Liens);

(c)Investments consisting of deposit accounts subject to, if required by Bank, a Control Agreement in accordance with the terms hereof;

(d)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e)Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(f)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments of Borrower in any Subsidiary; and

(g)Investments (including Indebtedness) received in connection with the insolvency or reorganization of customers or suppliers who are not Affiliates, in the ordinary course of business.

“Permitted Liens” are:

(a)Liens existing on the Effective Date and identified in reasonable detail on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Thousand Dollars ($200,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations in each case incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j)Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that, if Bank requires, Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(k)Precautionary financing statements filed in connection with operating leases permitted by this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the floating per annum rate of interest most recently published in the Money Rates column of the Wall Street Journal as the prime or base rate.  If publication of the Wall Street Journal is discontinued, Bank, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the Prime Rate.  The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by Bank.  Bank shall not be obligated to give notice of any change in the Prime Rate.  The “Prime Rate” is not necessarily the lowest rate of interest that Bank charges its customers.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Redeemable Equity Interests”  means, as to any Person, any equity interest of such Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed or repurchased in whole or in part (except for consideration comprised of equity interests which are not Redeemable Equity Interests) at any time on or prior to three (3) years after the Term Loan Maturity Date; (b) is redeemable (or subject to being repurchased) in whole or in part at the option of the holder thereof (except for consideration comprised of equity interests that are not Redeemable Equity Interests) at any time prior to such date or (c) is convertible into or exchangeable (in whole or in part) for Indebtedness of such Person or any of its Subsidiaries at any time prior to such date.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee that explicitly prohibits Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is unsecured indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank under the Loan Documents (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Tax Code” means the Internal Revenue Code of 1986 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Term Loan” is defined in Section 2.1.1(a).

“Term Loan Maturity Date” means the date that is thirty-six (36) months following the Effective Date (unless sooner accelerated pursuant to Section 9.1).

“Term Loan Note” is defined in Section 2.1.1(c).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Treasury Management Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit and debit cards, and check cashing services), ACH transactions interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto.

“Treasury Management Agreement” is defined in the definition of Treasury Management Services.

“United States” or “U.S.” means the United States of America.

“Voidable Transfer has the meaning specified in Section 12.14.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Loan and Security Agreement as of the Effective Date.

BORROWER:

MOBIVITY, INC.,

a Nevada corporation

By_________________________________________
Name:  Dennis Becker
Title:  Chief Executive Officer

BANK:

WINTRUST BANK

By_________________________________________
Name:  Bailey Eastman Moore
Title:  Vice President

Signature Page to Loan and Security Agreement

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property, whether now owned or hereafter acquired or arising, and wherever located:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as expressly provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, and all of Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts, General Intangibles that consist of rights to payment and all proceeds of Intellectual Property; provided, further, if a judicial authority (including any bankruptcy court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a negative pledge with Bank set forth in the Loan Agreement, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.